Allianz Life Insurance Company of North America

John Hite
Counsel
Corporate Legal
5701 Golden Hills Drive
Minneapolis, MN  55416-1297

Telephone: 763-765-7494
John.Hite@allianzlife.com
www.allianzlife.com

October 10, 2023
Board of Directors
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN 55416
Re:	Opinion and Consent of Counsel
                 Allianz Life Insurance Company of North America
                 Registration Statement on Form S-1 (File No. 333-264349)

Dear Sir or Madam:
You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 for the Individual Deferred Variable Annuity Contract (File No. 333-264349), to be issued by Allianz Life Insurance Company of North America.
I am of the following opinions:
1.
Allianz Life Insurance Company of North America is a stock life insurance company organized under the laws of the state of Minnesota and is authorized to offer fixed and variable annuities, and individual life insurance.

2.
Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract, and all contractual interests of the Contract Owner are binding obligations of the Registrant.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.
Sincerely,
Allianz Life Insurance Company of North America

By: /s/ John P. Hite
       ________________________________________
              John P. Hite
Counsel